Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports on the consolidated financial statements of NCI, Inc. dated March 1, 2005 (except as to the Reincorporation Transaction described in Note 1, as to which the date is                 , 2005), and the financial statements of Scientific and Engineering Solutions, Inc. dated March 1, 2005, in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-127006) and related Prospectus of NCI, Inc. for the registration of shares of its common stock.

Ernst & Young LLP

McLean, VA

The foregoing consent is in the form that will be signed upon the completion of the Reincorporation Transactions of NCI, Inc. described in Note 1 to the financial statements.

/s/ Ernst & Young LLP

McLean, VA

August 31, 2005